Exhibit EX-99.12.b

Very truly yours, /s/ STRADLEY RONON STEVENS & YOUNG, LLP/CCS STRADLEY RONON STEVENS & YOUNG, LLP

STRADLEY RONON

Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

July 23, 2021

Board of Trustees, Delaware Group Equity Funds IV
Board of Trustees, Delaware Group Income Funds
Board of Trustees, Delaware Group Adviser Funds
Board of Trustees, Delaware Pooled Trust
100 Independence
610 Market Street
Philadelphia, PA 19106

Re: Agreement and Plan of Reorganization ("Agreement") adopted as of March 1, 2021, (i) each of the Delaware Funds by Macquarie open-end registered investment companies identified as a target entity on Exhibit A (each "Target Entity"), separately, on behalf of its respective series identified on Exhibit A hereto (each a "Target Fund"); and (ii) each of the corresponding Delaware Funds by Macquarie open-end registered investment companies identified as an acquiring entity on Exhibit A (each an "Acquiring Entity"), separately, on behalf of its respective series identified on Exhibit A hereto (each an "Acquiring Fund")

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganizations (each hereinafter referred to as a "Reorganization"), which will consist of: (i) each Acquiring Fund will acquire the Assets and Liabilities of its corresponding Target Fund in exchange for the corresponding class or classes of shares (as applicable) of the Acquiring Fund identified on Exhibit A of equal value to the net assets of the Target Fund being acquired, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the corresponding class of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions set forth in the Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, adopted as of March 1, 2021; (b) the Prospectus/Information Statement provided to shareholders of the Target Fund dated May 20, 2021; (c) certain representations concerning the Reorganization made to us by the Target Entity on behalf of the Target Fund and the Acquiring Entity on behalf of the Acquiring Fund, in a letter dated July 23, 2021 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The acquisition by each Acquiring Fund of all of the assets of the applicable Target Fund, as provided for in the Agreement, in exchange for such Acquiring Fund shares and the assumption by such Acquiring Fund of the liabilities of such Target Fund, as provided for in the Agreement, followed by the distribution by such Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the corresponding Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by a Target Fund upon the transfer of all of its Assets to, and assumption of its liabilities by, its corresponding Acquiring Fund in exchange solely for such Acquiring Fund shares pursuant to Section 361(a) and Section 357(a) of the Code.

3. No gain or loss will be recognized by an Acquiring Fund upon the receipt by it of all of the assets of the applicable Target Fund in exchange solely for the assumption of the liabilities of such Target Fund and issuance of the corresponding Acquiring Fund shares pursuant to Section 1032(a) of the Code.

4. No gain or loss will be recognized by a Target Fund upon the distribution of the corresponding Acquiring Fund shares by such Target Fund to its shareholders in complete

liquidation of the Target Fund (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

5. The tax basis of the assets of a Target Fund received by the corresponding Acquiring Fund will be the same as the tax basis of such assets in the hands of such Target Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code.

6. The holding periods of the assets of a Target Fund in the hands of the corresponding Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of a Target Fund upon the exchange of all of their Target Fund shares for the corresponding Acquiring Fund shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8. The aggregate tax basis of the Acquiring Fund shares to be received by the shareholders of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of such Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of the Acquiring Fund shares received by a shareholder of a Target Fund (including fractional shares to which they may be entitled) will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

10. For purposes of Section 381 of the Code, an Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury ("Income Tax Regulations")) the items of the applicable Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Target Entity, on behalf of the Target Fund, and the Acquiring Entity, on behalf of the Acquiring Fund, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Exhibit A

At the Closing, shareholders of the Target Fund will receive the corresponding class of shares of the Acquiring Fund as shown below:

TARGET FUND (AND TARGET SHARE CLASSES) AND TARGET ENTITY	ACQUIRING FUND (AND SHARE CLASSES) AND ACQUIRING ENTITY	Closing Date
Delaware Special Situations Fund, *a series of Delaware Group Equity Funds IV*	Delaware Small Cap Value Fund, *a series of Delaware Group Equity Funds V*	7/9
Class A	Class A	
Class R6	Class R6	
Institutional	Institutional Class	
Delaware International Fund, *a series of Delaware Group Equity Funds IV*	Delaware International Value Equity Fund, *a series of Delaware Group Global & International Funds*	7/9
Class A	Class A	
Class R6	Class R6	
Institutional	Institutional Class	
Delaware Investment Grade Fund, *a series of Delaware Group Equity Funds IV*	Delaware Corporate Bond Fund, *a series of Delaware Group Income Funds*	7/9
Class A	Class A	
Class R6	Class R6	
Institutional	Institutional Class	
Delaware Fund for Income, *a series of Delaware Group Equity Funds IV*	Delaware High-Yield Opportunities Fund, *a series of Delaware Group Income Funds*	7/23
Class A	Class A	
Class R6	Class R6	
Institutional	Institutional Class	
Macquarie Core Plus Bond Portfolio, *a series of Delaware Pooled Trust*	Delaware Diversified Income Fund, *a series of Delaware Group Adviser Funds*	7/23
Portfolio Shares	Class R6	
Macquarie High Yield Bond Portfolio, *a series of Delaware Pooled Trust*	Delaware High-Yield Opportunities Fund, *a series of Delaware Group Income Funds*	7/23
Portfolio Shares	Class R6	